Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT, effective December 1, 2004, amends the EXECUTIVE EMPLOYMENT AGREEMENT effective December 1, 2000, by and between SPORT-HALEY, INC., a Colorado corporation (the “Company”) and PATRICK W. HURLEY (the “Executive”).

WHEREAS, the Company and Executive entered into an Executive Employment Agreement effective December 1, 2000 (the “Executive Employment Agreement”);

WHEREAS, the Company and Executive desire to amend the Executive Employment Agreement in certain respects, as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.                                       Amendment.  Except for the amendments to the Executive Employment Agreement contained herein, all of the terms and conditions of the Executive Employment Agreement shall remain in full force and effect.

2.                                       Base Salary.  The Base Salary as set forth in Section 2.1 of the Executive Employment Agreement is amended to be $110,000 per year. Schedule 1, referenced in the Executive Employment Agreement, is also amended to reflect this amended Base Salary.

3.                                       Termination by the Executive Without Cause.  Section 3.5 of the Executive Employment Agreement is amended and superseded in its entirety as follows:

Section 3.5  Termination by the Executive Without Cause. The Executive, without cause, may terminate this Agreement upon 90 days’ written notice to the Company. In such event, in addition to compensating the Executive during such 90-day notice period, the Company shall be obligated to compensate the Executive with severance pay equal to 90 additional days’ compensation as of the date of such termination. Accordingly, in the event the Executive terminates this Agreement without cause or chooses not to renew this Agreement upon its expiration, the Executive shall receive an aggregate of six months’ salary from and after the date of the Company’s receipt of notice of termination. In addition to the foregoing, the Executive shall receive a bonus which shall be equivalent to 50% of the annual bonus last received by the Executive. Such bonus provision shall be in addition to the compensation and severance package hereinabove specified. Compensation for vacation time not taken by the Executive shall be paid to the Executive at the date of termination.

SPORT-HALEY, INC.

By:	/s/ Mark J. Stevenson
Mark J. Stevenson, Chairman of the
Compensation Committee

EXECUTIVE:

/s/ Patrick W. Hurley
Patrick W. Hurley